Exhibit (h)(21)(i)

LITMAN GREGORY FUNDS TRUST FUND OF FUNDS INVESTMENT

AGREEMENT

RULE 12d1-4

This Agreement, dated as of February 8, 2023, among EQ Advisors Trust and 1290 Funds on behalf of each of their respective existing and future series that invests in an Acquired Fund in reliance on the Rule as such terms are defined below, severally and not jointly, (each, an “Acquiring Fund”), and each investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), each a series of the Litman Gregory Funds Trust (the “Trust” and, together with EQ Advisors Trust and 1290 Funds, the “Parties”), severally and not jointly (each, an “Acquired Fund” and together with each Acquiring Fund, the “Funds”).

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (the “SEC”) as an open-end investment company under the 1940 Act;

WHEREAS, each of EQ Advisors Trust, 1290 Funds and the Trust intends that this Agreement be applicable to its existing series as of the date hereof and all series subsequently established by each Party;

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, including, in pertinent part, Section 12(d)(1)(A)(i) which prohibits a registered investment company (and any company or companies controlled by it) to purchase or otherwise acquire any security issued by any other investment company if the acquiring company (and any company or companies controlled by it) immediately after such purchase or acquisition own in the aggregate more than 3% of the total outstanding voting stock of the acquired company (the “3% Limit”);

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of certain limitations of Section 12(d)(1) in reliance on the Rule;

NOW THEREFORE, in accordance with the Rule, the Parties desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Funds in reliance on the Rule and the Acquired Funds, their principal underwriter, or any brokers or dealers registered under the Securities Exchange Act of 1934, as amended, may sell shares of the Acquired Funds to the Acquiring Funds in reliance on the Rule.:

1.     Terms of Investment.

(a)    In accordance with the Rule, the Acquiring Funds and the Acquired Funds agree that the Acquiring Funds may invest in the Acquired Funds in reliance on the Rule and as provided herein.

(b)    In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, each Acquired Fund and each Acquiring Fund agree as follows:

(i)    an Acquiring Fund and its advisory group, as such term is defined in the Rule, will not control (individually or in the aggregate) an Acquired Fund;

(ii)    no Acquiring Fund shall purchase or otherwise acquire securities issued by an Acquired Fund in excess of the limits in Section 12(d)(1)(A)(i) of the 1940 Act (i.e., the 3% Limit), except in compliance with the Rule and as provided herein; and

(iii)    If an Acquiring Fund and its advisory group (in the aggregate) hold more than 25% of the outstanding voting securities of an Acquired Fund as a result of a decrease in the outstanding voting securities of the Acquired Fund, the Acquiring Fund and its advisory group will vote its securities held of an Acquired Fund in the same proportion as the vote of all other holders of such securities.

(c)    In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and the fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide the respective Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by such Acquiring Fund with reference to the Rule. In accordance with the foregoing and in recognition of each Acquired Fund’s obligations regarding disclosure of material nonpublic information under applicable laws, rules and regulations, including without limitation Regulation FD, each Acquiring Fund and Acquired Fund agree that the information on fees and expenses of each Acquired Fund shall be provided through delivery or access to publicly available documents.

2.	Representations of the Acquired Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its staff from time to time, or this Agreement.

3.	Representations of the Acquiring Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its staff from time to time, or this Agreement.

4.	Notices

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below or to such other person or address as such party may designate for receipt of such notice.

If to the Acquired Fund:	If to the Acquiring Funds:
Litman Gregory Funds Trust 1676 N. California Blvd., Suite 500 Walnut Creek, California 94596 Email: j.coughlan@imgp.com; j.seeley@imgp.com

1290 Funds c/o Equitable Investment Management, LLC

1290 Avenue of the Americas

New York, NY 10104

Email: FMG-Compliance@equitable.com

EQ Advisors Trust

c/o Equitable Investment Management Group, LLC

1290 Avenue of the Americas

New York, NY 10104

Email: FMG-Compliance@equitable.com

With a copy to: David A. Hearth, Esq. Paul Hastings LLP 101 California Street, 48th Floor San Francisco, California 94111

5.	Term and Termination.

(a)    This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its staff from time to time. While the terms of the Agreement shall only be applicable to investments in Acquired Funds made in reliance on the Rule, as interpreted or modified by the SEC or its staff from time to time, the Agreement shall continue in effect until terminated pursuant to this Section 5.

(b)    This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party. Upon termination of this Agreement, the respective Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule. For purposes of clarity, upon termination of the Agreement, the Acquiring Fund will not be required to reduce its holdings of the respective Acquired Fund. Termination of this Agreement with respect to a particular Acquiring Fund and/or Acquired Fund shall not terminate the Agreement as to other Acquiring Funds and Acquired Funds that are parties hereto.

(c) This Agreement shall automatically terminate with respect to a particular Acquiring Fund upon the termination of such Acquiring Fund. Such termination of the Agreement on behalf of the respective Acquiring Fund shall not terminate this Agreement with respect to other Acquiring Funds and Acquired Funds that are parties hereto.

6.	Survival Provision.

If this Agreement is terminated pursuant to Section 5(b) hereof with respect to an Acquiring Fund and corresponding Acquired Fund, the provisions set forth in Section 1(b)(iii) of the respective Acquiring Fund shall survive and be a continuing obligation of such Acquiring Fund so long as the Acquiring Fund holds the voting securities of the applicable Acquired Fund.

7.	Assignment; Amendment; Miscellaneous

(a)    This Agreement may not be assigned by either party without the prior written consent of the other.

(b)    This Agreement may be amended only by a writing that is signed by each affected party.

(c)    In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Fund that is involved in the matter in controversy and not to any other series of the Trust.

(d)    In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Fund that is involved in the matter in controversy and not to any other Acquired Fund hereunder.

(e)    The Acquiring Fund and Acquired Funds may file a copy of this Agreement with the SEC or any other regulatory body if required by applicable law.

(f)    For any Acquired Fund that is a Massachusetts business trust, a copy of the Declaration of Trust of such Acquired Fund is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that no trustee, officer, employee, agent, employee or shareholder of the respective Acquired Fund shall have any personal liability under this Agreement and that this Agreement is binding only upon the assets and property of the applicable Acquired Fund.

(g)    This Agreement shall be construed on behalf of an Acquired Fund in accordance with the laws of the State of organization of such Acquired Fund.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EQ ADVISORS TRUST, ON BEHALF OF EACH OF ITS EXISTING AND FUTURE SERIES

1290 FUNDS, ON BEHALF OF EACH OF ITS EXISTING AND FUTURE SERIES

By: Equitable Investment Management, LLC, on behalf of the Acquiring Funds

Signature: /s/ Kenneth Kozlowski

Name: Kenneth Kozlowski

Title: Executive Vice President and Chief Investment Officer

LITMAN GREGORY FUNDS TRUST, ON BEHALF OF EACH OF ITS EXISTING AND FUTURE SERIES

By: iM Global Partner Fund Management, LLC, on behalf of Acquired Funds

Signature: /s/ John Coughlan

Name: John Coughlan

Title: Chief Operating Officer